Exhibit 99.1

WEBCAST TRANSCRIPT

Operator: Greetings and welcome to the Capstone Companies Inc. first quarter 2016 financial results call.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  As a reminder, this conference is being recorded.
It is now my pleasure to introduce your host Mr. Garett Gough of Investor Relations for CAPC.  Thank you, you may begin.

Garett Gough: Thank you, Adam and good morning everyone.  We appreciate your time and interest in Capstone Companies.  On the call today is Stewart Wallach, Capstone's President and Chief Executive Officer and Gerry McClinton, Chief Financial Officer and Chief Operating Officer.

They will be discussing the first quarter results as well as giving you an update on their strategy and outlook.  If you do not have the release that was distributed yesterday afternoon, it is available on the company's website at www.capstonecompaniesinc.com. As you are aware, we may make forward-looking statements during today's presentation.  These statements apply to future events, which are subject to risks and uncertainties as well as other factors that could cause the actual results to differ materially from what we say today.  These factors are outlined in our earnings release as well as in the documents filed by the company with the SEC, which can be found at www.capstonecompaniesinc.com or at www.sec.gov.

I just want to add that this morning Stewart will be joining us remotely, so I want to apologize in advance for any connection issues that may occur as a result.  We don't anticipate anything going wrong, but if there is interruption of any kind, we will work quickly to resolve it.

With that, I will now turn it over to you, Stewart.

Stewart Wallach:  Thank you, Garett, I appreciate it.  Thank you and good morning to everyone, I appreciate your time with us today.  Before introducing Gerry McClinton to review the Q1 financial results, I would like to just take a few moments to discuss a couple of points that contributed to the results of Q1 2016.  We built a great deal of momentum in 2015 through the launch of an expanded product portfolio and the addition of an iconic brand for LED lighting.

I am pleased to share with you that the momentum continues with us having generated in excess of $2 million in revenue in the first quarter.  Looking back to last year at this time, promotional opportunities were in decline as a result of the West Coast port disputes.  We are now ramping up and resuming more normal promotional activity, and as I report strong revenues for Q1 2016, I can also confirm that we have the strongest backlog we have ever seen entering into Q2.  I will come back and elaborate on the backlog and its relative impact on the balance of 2016 after Gerry has completed his financial report.

A significant contributor to the revenue growth is the launch of the exclusive North America trademark license for Hoover Home LED products.  Upon acquiring this license in February 2015, we put a strategy in place to validate the brand extension for LED lighting by partnering with a single retailer that agreed with our strategic direction.  We launched the first Hoover Home LED products in Q4 2015 and we exceeded all retail sell-through expectations.  In fact, the program was so successful that the promotional plan was extended out to 2017 with its original termination date planned for Q2 2016. Additionally, promotional programs for our Capstone branded products remain strong throughout 2015 and continue to gain traction through this quarter in 2016.

At this time, I would like to introduce Gerry McClinton to review the financials in detail, after which I will comment on the company's outlook followed by a question-and-answer session.  Thank you.  Gerry?

Gerry McClinton:  Thank you, Stewart and good morning everyone.  As we review the first quarter 2016 10Q, we highly recommend that you also review the 10K report for 2015.  The company's financial results can fluctuate greatly from quarter to quarter, but the 10-K report reflects the full year's performance and more importantly it discusses our strategic plans for the year.

So, let's review the numbers.  Net revenue for the quarter ended March 31, 2016 was approximately $2.1 million compared to $714 thousand in 2015, that's an increase of approximately $1.4 million from the first quarter 2015.  The company continued to have strong sales under both Capstone and the Hoover Home LED brand.  Also international sales continued to gain traction contributing in excess of $1 million in total revenue in the quarter.

For the three months ended March 31, 2016 and 2015 cost of sales were approximately $1.5 million and $406 thousand, respectively.  That's an increase of $1.1 million from the previous year.  Cost of sales increased as a result of the increased sales volume.  Overall, product costs have continued to remain steady during the period and the local presence of our Hong Kong-based sourcing team through strategic volume buying and negotiations with our factory suppliers have been instrumental in stabilizing production costs.

For the three months ended March 31, 2016 and 2015, gross profit was approximately $614 thousand and $307 thousand, respectively.  That's an increase of $307 thousand compared to the same period in 2015.  Gross profit as a percentage of sales was 29.5% in the three month period compared to 43.1% in the same quarter of 2015.  However, we would note that in the period ended March 31, 2015, the company determined that $182 thousand of previously accrued promotional allowances were no longer required. The reduction of those promotional allowances was included in revenue in that period and had the impact of increasing gross profit and gross margin.

Operating expenses.  Sales and marketing expenses for the three months ended March 31, 2016 and 2015, were approximately $63 thousand and $37 thousand respectively. That's an increase of $26 thousand.  During the quarter we incurred initial royalty payments of $31 thousand for the Hoover Home LED branded items, which accounted for most of that increase.  Compensation expenses for the three months ended March 31, 2016 and 2015 were approximately $308 thousand and $361 thousand, respectively.  The reduction of $53 thousand was a result of personnel cutbacks during the period.

Professional fees for the three months ended March 31, 2016 and 2015 were approximately $104 thousand and $96 thousand, respectively, an increase of $8 thousand.  The higher expense is partly the result of the company engaging the services of a sales consultant to support the U.S. sales operations.  Product development expenses for the three months ended March 31, 2016 and 2015 were approximately $36 thousand and $45 thousand, respectively, a reduction of $9 thousand.  This expense reduction is the result of our Hong Kong office negotiating more favorable start-up terms for new project development.

Other general and administration expenses for the three months ended March 31, 2016 and 2015 were approximately $143 thousand and $122 thousand, respectively, an increase of $21 thousand.  The expense increase is mainly the result of increased bank fees associated with the processing of higher revenue during the period.  Total operating expenses for the three months ended March 31, 2016 were $655 thousand compared to $661 thousand in 2015, a net reduction of $6 thousand.  Despite the additional sales and marketing expenses and the higher bank fees resulting from the increased revenues, total operating expenses were in fact lower than the same quarter in 2015.

For the three months ended March 31, 2016, the net operating loss was approximately $41 thousand compared to $354 thousand in 2015.  This is an improved performance of $313 thousand over the same period last year.

Interest expense for the three months ended March 31, 2016 and 2015 was approximately $58 thousand and $37 thousand, respectively, an increase of $21 thousand as compared to the same period in 2015.  This higher interest expense in the first quarter of 2016 is a result of higher bank funding required to support the large accounts receivable balances carried over from the fourth quarter 2015, combined with additional funding needs required to support the increase in accounts receivable in the first quarter of 2016 compared to last year.

For the three months ended March 31, 2016, the company had a net loss of approximately $99 thousand as compared to a net loss of $391 thousand in the same period last year.  The overall net improvement of $292 thousand was the result of improved revenue, gross profit and additionally total expenses remained under 2015 levels.

In order to support sustained revenue growth and invest in strategic marketing initiatives, funding must also be in place.  With our principle sources of liquidity being cash on hand, cash generated from operations, availability under our bank line and director funding as needed, management believes that our borrowing capacity provides the company with the financial resources needed to run operations and reinvest in our business during 2016.  The funding activities during the quarter were operating activities.  Cash provided by operating activities was $1.8 million in the three months ended March 31, 2016 compared with approximately $278 thousand provided by operating activities in 2015.  That's an increase of $1.5 million compared to the previous year.  During the quarter, the company collected $3.8 million of accounts receivable and used approximately $1.8 million and reducing accounts payable and accrued liabilities and $99 thousand from the period's net loss.

Cash used for investing activities in the quarter was approximately $5 thousand compared to 2015.  The company plans future investments in new product molds and tooling.  As the company continues to grow the company's future capital requirements will also increase.  The Hong Kong management team has been successful in negotiating more favorable payment terms that will reduce the amount of upfront capital required when initiating a new project.

Net cash used in financing activities for the period ended March 31, 2016 was approximately $1.7 million compared to the $442 thousand used in 2015.  With the collection of the accounts receivable balances in the quarter, the company paid down outstanding loans to Sterling National Bank and other note holders.  The company also paid off an old related party loan with interest totaling $109 thousand and opened a new note for $360 thousand as partial funding for the large order backlog that we currently have on hand.  At March 31, 2016, the company was in full compliance with all agreements pursuing to existing credit facilities and loans.

This concludes my financial summary for the first quarter 2016.  I will now turn the call back to Stewart.

Stewart Wallach:  Thank you, Gerry.  I appreciate that.  Let's continue the discussion by taking a look forward to the balance of 2016.  Please keep in mind that product launches do not immediately impact revenues.  Therefore our expanded product portfolio, recently introduced at this year's National Hardware Show, will not materially impact our performance until at the earliest Q4 of 2016 or early 2017.  Conversely the sales year-to-date and our current backlog resulted from our product development efforts which we conducted in 2015.  I am pleased to inform you that the current backlog with ship dates in the second quarter is anticipated to generate revenue upwards of $8 million.  This will be a record second quarter for the company and equally as important our third quarter backlog is outpacing our performance in the same period 2015.

In summary, we are anticipating a record year and the underlying strategies that have been put in place by your company's management team are yielding the desired results. I am comfortable with reaffirming that revenues in excess of $20 million should be realized in 2016.  Moreover, as we achieve these results your Board of Directors are now taking a very strong look at the company's relative share value.  We are prioritizing discussions on this matter and allocating time and resources to determine a proper course of action to bring Capstone's stock to its rightful and deserving share value.  You can anticipate an increase in communications from the company in the months ahead as well.

Once again, to our long-time shareholders, I would like to personally thank you for your continued support and to our new and potential shareholders, I would like to welcome you to the exciting time in our company's history. Aimee?

Aimee Gaudet:  We do have a few questions that came in via e-mail that we would like to address upfront.  The first one was directed for you Stewart maybe you can shed some light on this:  regarding the CPC (Capstone Power Control) what is the status of the patent for the CPC bulbs, when will the patent be finalized and can you monetize the patent?

Stewart Wallach:  Well this is a very timely question.  Actually I am pleased to tell you we have not formally announced this yet, but I am pleased to tell you that this past week, we were notified by the Patent Office that our patent has been allowed, which means we have Notice of Allowance, and it will still be a couple of months for publishing and printing.  But the issuance of the patent is imminent, and this is a long process, great deal of thanks go out to AC Kinetics, particularly Dr. Neil Singer.  We are very excited about this, so yes, a timely question.  We are in fact getting the patent, it will be issued in the months ahead, but we have received our Notice of Allowance.

Aimee Gaudet:  Okay, great. Next question, can you add more color to the international sales?

Stewart Wallach:  Let me address this, our international sales as you can see from Q1 continued to gain traction.  These sales are typically generated as a result of successful programs with our global client headquarters in the U.S.  However, I will point out that we also had visitors at the recent International Hardware Show from Australia and New Zealand expressing interest in working directly with our Hong Kong office on programs suitable for those regions.  Larry Sloven, the President of our Capstone International subsidiary will in fact be conducting that business directly.  So we anticipate that our international sales picture will continue to improve.

Aimee Gaudet:  Okay. Thank you. Gerry maybe you can answer this question, its regarding the Board.  So far Mr. Guzy is the only Independent Director on the Board, do you have plans to add to the Board of Directors?

Gerry McClinton:  Yes, another opportune question. Yes, we have plans to add to the Board of Directors and addressing the Independent Directors will be critical in our decision making and election.  So it's a very important strategy that we are looking at right now.

Aimee Gaudet:  Okay. Thanks. Now, this one might be another one for you Gerry.  Are you comfortable with forecasting CAGR, that is the compound annual growth rate, for Capstone?

Gerry McClinton:  Well, the quick answer to that is no. We are not comfortable forecasting a compound annual growth rate.  However, we can highlight that in 2015, revenues were $15.9 million and in 2016 revenues will be in excess of $20 million which will provide a growth rate in excess of 25% for the year.  So we feel comfortable about that.

Aimee Gaudet:  Okay. Thank you. Stewart has there been a shake-out in LED market and how do you deal with that modification and pricing pressures on LED products?

Stewart Wallach:  Well, there has been in fact a significant reduction in the selling prices in the LED lighting market.  This is most obvious, I am sure in the areas of light bulbs.  For instance today a 60 watt LED light bulb may sell for $2 to $3.50, under promotions, and only 1 year ago they were selling for $10 to $12.  But, keep in mind our business strategy has always been to shy away from commodity-type products.  We have always and we will continue to focus on innovation through inventiveness, and we do not buy off-the-shelf products per se.  The comparative impact on LED bulbs really only affects potentially our power failure bulbs as the consumer will logically consider the power failure benefit and its relative cost when compared to the low cost LED light bulbs being sold today.  It was for this reason that we decided to postpone the launch pf the CPC bulb last year and initiated development with lower cost manufacturers.  This priced-down version of CPC light bulb was introduced at the International Hardware Show and was very well received.  So it was a good strategy.  The postponement was a bit frustrating I am sure to our shareholders, not knowing exactly what was behind it.  But, we had to watch the dynamics of the LED business and find the right partner to allow us to compete as aggressively as possible.  So now of course adding the recent news of the Notice of Allowance on our patent, this CPC bulb is the initial product incorporating CPC technology, and should be a very exciting launch.

Aimee Gaudet:  Okay.  And this last question is from one of our long-time shareholders, he states, he is very encouraged to learn today that the Board of Directors will be focusing their attention to addressing our share value, the company definitely deserves to be recognized for its success it has achieved over the last several years.  Can you elaborate if your plans include up-listing the stock or details you may be willing to share.  It simply doesn't seem like we should continue to be compared to non-reporting businesses?

Gerry McClinton:  Let me take that Stewart.  We are considering several strategies to ensure that our stock price properly reflects our current and future opportunities.  Once we have identified the most appropriate course of action we will keep the public informed as we implement the strategy.  Truly all I can say at this moment.

Stewart Wallach:  I might add to that once again, Gerry, I just want to emphasize for our listeners and our shareholders that this is a priority and this is going to immediately be addressed.  So, I suspect you will be hearing things from the board and me directly not in the months ahead, but possibly the days and weeks ahead.  So, again I just want to make sure everybody realizes that the long wait may in fact be over.  And I, as the largest shareholder, look forward to this.  I am very anxious about this.  So, everybody has got their attention focused.  The business has stabilized and has a tremendous growth curve and we are looking to an amazing 2016.  I want to thank you all for your support again and for those that have been with us for a long time especially, a special thanks to you.  Aimee, are there any more e-mail questions or?

Aimee Gaudet:  That covered all the e-mail questions.

Stewart Wallach:  Okay. Adam?

Garett Gough:  Adam, could you open it up for questions in the telephone line?

Question-and-Answer Session

Operator: Our first question comes from the line of Dr. Michael Levine, a Private Investor. Please go ahead.

Michael Levine:  Good morning, everyone.  It's just a great quarter.  Thank you so much.  The question I have is, can you further explain the record $8 million revenue backlog, is there any specific product or products that's leading the way?

Stewart Wallach:  Well, this is Stewart Wallach speaking, let me elaborate, maybe give you a little bit further understanding of how the products continue to grow and those that don't.  This record backlog is a direct result of two quarters of success at retail.  As I mentioned earlier, particularly the Hoover brand which was at a specific retailer, which as you know in accordance with our vendor agreements we can't make announcements, but who carriers the products and what their plans are.  I can tell you that we so far exceeded expectations, that the bookings that are now hitting Q2 for that one quarter exceeded the projections and the orders placed for the prior two quarters. So, on that note, it's a direct result of sell-through.  We did not anticipate this quite frankly.  We knew we were having a great success, but we were such a standout performance, particularly with our accent lighting programs, that it generated a strong backlog for Q2 or Q3.

Michael Levine:  Just as a follow-up to that, is it possible that $8 million figure could actually be raised as there are six weeks left in the second quarter?

Stewart Wallach:  I would say it's a very good possibility.  But I wouldn't go on record providing any guidance in that regard.  Keep in mind as you probably know having watched the company for some time, quarterly cut-offs on sales are affected by a number of things.  Container loads that leave the docks, or don't leave the docks, so sometimes what we anticipate to occur in a quarter actually falls into the very next quarter and it may only be a day or two timing difference.  So, it's difficult to project exactly, but yes, I think that what you stated is a fair conclusion.  It may in fact be greater than the number that we have shared with you today.

Michael Levine:  Okay. And for the next question, you stated in the recent 10-K that part of the stock price volatility and spread on the price is due to the lack of having a primary market marker, is there any way to remedy that situation?

Stewart Wallach:  That's all being discussed and addressed as part of what I discussed earlier.  When I tell you that we are taking a comprehensive look at the board level of what is required to have our stock recognized properly and to have it start to gain traction in the marketplace, this obviously becomes a key component of that.  But at this point, it would be premature to share anything with you along those lines other than the fact that it is in fact a component of the strategy.

Michael Levine: Okay. And the final question, you mentioned that CPC LED lighting that's coming on to the market, I believe the impact may be Q4 or into 2017.  So, basically what the company is doing right now is not reflective of CPC bulbs so far. Is that correct?
Stewart Wallach:  Yes, correct. The numbers that we are providing right now and our anticipated $20 plus million for all of 2016 does not forecast bulbs into it at all.

Michael Levine:  Okay. Thank you.

Stewart Wallach:  You bet. Thank you for participating.

Michael Levine:  Thank you.

Gerry McClinton:  Thank you, Mike.

Operator:  Ladies and gentlemen, it appears we have no further questions in queue at this time.  I would like to turn the floor back over to management for any closing comments.

Stewart Wallach:  Thank you all for participating today. I know that for many of you what we shared today is something you have all been looking forward to hearing.  And I pledge to you that this will not get lost in the shuffle.  We are focused on this.  As I said, this is not a long-term plan, this is something that's been in plans for us for quite some time over the past several months, but it is now coming to a head and you could anticipate some feedback and information if not announcements in the days ahead, not months, in the days or weeks ahead.  You will be very well informed of the direction we are taking.  So, again, thank you very much for your years of support.  I know, as the largest shareholder of the company, I am very excited about the results and looking forward is even more exciting.  So, thank you again and I look forward to speaking to you in the weeks ahead.

Operator:  Thank you. Ladies and gentlemen, this does conclude our teleconference for today.  You may now disconnect your lines at this time.  Thank you for your participation and have a wonderful day.